Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

IMPAIRMENT CHARGE FOR INVESTMENT IN TOMSTEN, INC.

Minneapolis, MN (January 23, 2009)  —  Winmark Corporation (Nasdaq: WINA) announced today  that  it took an impairment charge relating to its’ investment in Tomsten, Inc. (d/b/a Archiver’s).

The impact to Winmark’s financial statements include:

•

A $2.8 million reduction to the carrying value of Winmark’s investment in Archiver’s. As of December 27, 2008, the book value of Winmark’s investment was $2.3 million down from $5.2 million at the end of the third quarter;

•	A reduction of Winmark’s equity of $2.8 million;

•	A reduction of pre-tax income of $2.8 million for the quarter ended December 27, 2008. The charge will negatively impact earnings per share by $0.52 per share for the quarter.

On an ongoing basis Winmark will continue to record its pro rata share of Archiver’s earnings and/or losses.

Winmark plans to announce its fourth quarter and year-end results on February 24, 2009.

Winmark Corporation creates, supports and finances business.  At December 27, 2008, there were 870 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 54 territories in operation under the Wirth Business Credit® brand.  An additional 45 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.